Exhibit 99.1

ALLIANCE MMA 590 MADISON AVENUE NEW YORK, NY 10022 www.rubensteinpr.com RUBENSTEIN PUBLIC RELATIONS CONTACT: KRISTIE GALVANI 212-805-3005 KGALVANI@RUBENSTEINPR.COM

ALLIANCE MMA DRIVES INTO THE GREATER LA MARKET IN STYLE

ROY ENGLEBRECHT PROMOTIONS ADDS VAST MEDIA MARKET TO COMPANY’S MIX

NEW YORK, NY – June 15, 2017 – Alliance MMA, Inc. ("Alliance MMA" or the "Company") (NASDAQ: AMMA), a professional mixed martial arts (MMA) company that brings together the best regional productions to build the next generation of MMA champions, announced today that it has acquired the assets of Roy Englebrecht Promotions, California’s longest-running fight promotion company, for consideration consisting primarily of common stock, as well as a lesser cash component.

Led by veteran promoter Roy Englebrecht, Roy Englebrecht Promotions currently promotes the “Fight Club OC” fight series at The Hangar on the grounds of the Orange County Fair & Event Center (http://www.fightcluboc.com/). Now celebrating its seventh season, Fight Club OC is on a three-year sellout streak. Recognized for inspired venue selection, Roy Englebrecht Promotions recently broadened its geographic reach by featuring the first of three “Rumble on the Water” MMA events this summer at the legendary Queen Mary attraction in Long Beach, California (http://www.queenmary.com/events/rumble-on-the-water/). The forward-leaning promotion also just announced the 2017 Los Angeles Memorial Coliseum “Gladiator MMA Championship Series”, a four-fight event which will be staged at the Coliseum’s Peristyle under the Olympic Cauldron (http://www.coliseumgladiatormma.com/). Previously, Englebrecht promoted the “Battle in the Ballroom” boxing shows for 25 years, the longest-running club pro-boxing show in the country, and the first to feature both boxing and MMA in the same show.

“Roy has successfully promoted fights for more than 30 years, and has been involved in MMA since 2006 when the sport was initially legalized in California,” said Robert Haydak, President of Alliance MMA. “We feel extremely fortunate that Roy is joining the Alliance MMA team, and fully expect to tap into his extraordinary promotional experience right away. Beyond the seasoned industry acumen Roy adds to our enterprise, we’re equally as energized by Alliance MMA establishing a sustained, high-quality promotional presence in such a critically important media market.”

From 1975 through 1981, Englebrecht served as Director of Promotions for the Los Angeles Lakers, Los Angeles Kings, and all Forum events. While at the Forum, he developed The Laker Girls dance team and coordinated the 1980 Lakers Championship Parade. In September 2009, he was inducted into the California Boxing Hall of Fame. In 2011, Oscar De La Hoya purchased Roy Englebrecht Promotions to form Golden Boy Promotions, fittingly appointing Englebrecht as its Chief Operating Officer, a position he held for three years prior to reestablishing Roy Englebrecht Promotions. Englebrecht is currently a Commissioner for the City of Newport Beach, Parks, Beaches & Recreation Commission.

"As the busiest fight promoter in Southern California with 18 shows in 2017, I clearly recognize the importance of regional promotions, and the critical role they serve in identifying and nurturing the next crop of MMA champions,” said Englebrecht. “That is why the Alliance MMA business plan was of such interest to me and my company, and the primary reason I was so enthusiastic over the opportunity to get in on the ground floor. This is the right move, at the right time for my company, and all of us at Roy Englebrecht Promotions are excited to join the team at Alliance MMA."

Roy Englebrecht Promotions now becomes the 11th regional MMA promotion represented under the Alliance MMA umbrella. The Company also promotes regional MMA events through New Jersey-based Cage Fury Fighting Championship (CFFC), Washington-based Combat Games MMA (COGA), Illinois-based Hoosier Fight Club (HFC), Tennessee-based V3Fights, Maryland-based Shogun Fights, Ohio-based Iron Tiger Fight Series (IT Fight Series), Florida-based Fight Time Promotions, and Georgia-based National Fighting Championship (NFC), as well as a San Diego-based promotion under the guidance of MMA luminary Eric Del Fierro, and a Tampa-based promotion under the guidance of veteran promoter John Prisco.

About Alliance MMA, Inc.

Alliance MMA (NASDAQ:AMMA) is a professional mixed martial arts (MMA) company that brings together the best regional productions. Alliance MMA's mission is to identify and cultivate the next generation of fighters and champions for the Ultimate Fighting Championship (UFC) and other premier MMA promotions.

With some of the world’s leading MMA promotions under the Alliance MMA umbrella, the organization aims eventually to host in excess of 125 events per year, showcasing more than 1,000 fighters. Alliance MMA is also dedicated to generating live original sports media content, attracting an international fan base, and securing major brand sponsorship revenue for live MMA events, digital media, and Alliance MMA fighters.

MMA is the world’s fastest growing sport with worldwide fans of approximately 300 million according to sports marketing research firm Repucom. MMA is a full contact sport that allows a wide range of fighting techniques, including striking and grappling from various martial arts and disciplines including Boxing, Wrestling, Brazilian Jiu Jitsu, Karate and Muay Thai. Professional MMA fights are legal and regulated by state athletic commissions in all 50 states.

Alliance MMA, Inc. was incorporated in 2015 for the purpose of acquiring businesses that engage in the promotion of mixed martial arts (MMA) events. In 2016, the company completed an initial public offering that culminated in a listing on the NASDAQ stock exchange. Alliance MMA is the only mixed martial arts promotion company that is publicly-traded.

For more information, visit www.alliancemma.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, those discussed under the heading “Risk Factors” in our registration statement on Form S-1 (Registration No. 333-213166) declared effective by the Securities and Exchange Commission on September 2, 2016. Alliance MMA encourages you to review other factors that may affect its future results in Alliance MMA’s registration statement and in its other filings with the Securities and Exchange Commission.

Contacts
Alliance MMA, Inc.
James Platek, 212-739-7825, x707
Director, Investor Relations

Or

Rubenstein Public Relations
Kristie Galvani, 212-805-3005
kgalvani@rubensteinpr.com